                                                                    EXHIBIT 11.1

                     HARBINGER CORPORATION AND SUBSIDIARIES
          COMPUTATION OF PRIMARY AND FULLY DILUTED PER SHARE EARNINGS



                                                                 1996                1995               1994
                                                              ------------       ------------       -------------
         PRIMARY

         Net income (loss) applicable to common
           shareholders  . . . . . . . . . . . . .            $ (8,277,000)      $  1,048,000       $  (2,111,000)
                                                              ============       ============       =============
         Weighted average common shares
           outstanding   . . . . . . . . . . . . .              16,065,000         12,608,000          10,293,000
         Net effect of dilutive stock options and
           warrants--using the treasury stock method
           computed on a primary basis   . . . . .                   -                790,000                -
              Total weighted average common
                                                              ------------       ------------       -------------
                   and common equivalent shares
                   outstanding   . . . . . . . . . .            16,065,000         13,398,000          10,293,000
                                                              ============       ============       =============
         Net income (loss) per share applicable to
           common shareholders   . . . . . . . . .            $      (0.52)      $       0.08       $       (0.21)
                                                              ============       ============       =============



         FULLY DILUTED
         Net income (loss) applicable to common
           shareholders  . . . . . . . . . . . . .            $ (8,277,000)      $  1,048,000       $  (2,111,000)
                                                              ============       ============       =============
         Weighted average common shares
           outstanding   . . . . . . . . . . . . .              16,065,000         12,608,000          10,293,000
         Net effect of dilutive stock options and
           warrants--using the treasury stock method
           computed on a fully diluted basis   . .                       -            785,000                   -
                                                              ------------       ------------       -------------
              Total weighted average common and
                   common equivalent shares
                   outstanding   . . . . . . . . . .            16,065,000         13,785,000          10,293,000
                                                              ============       ============       =============
         Net income (loss) per share applicable to
           common shareholders   . . . . . . . . .            $      (0.52)      $       0.08       $       (0.21)
                                                              ============       ============       =============


                                     -75-